Exhibit 10.2

REVOLVING NOTE

50,000,000.00	June 24, 2024

For value received, Greystone Housing Impact Investors, LP, a Delaware limited partnership formerly known as America First Multifamily Investors, L.P. (“Borrower”), hereby promises to pay to the order of Bankers Trust Company (“Bank”), in lawful money of the United States of America, the principal sum of Fifty Million and 00/100 Dollars ($50,000,000.00), or so much thereof as may be advanced and be outstanding, together with interest from and after the date hereof on the unpaid principal balance outstanding at the rate set forth herein. All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement (as hereinafter defined).

This Revolving Note (this “Note”) is the Revolving Note referred to in, and is issued pursuant to, that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of August 23, 2021, as amended by a First Amendment to Amended and Restated Credit Agreement dated April 29, 2022, a Second Amendment to Amended and Restated Credit Agreement dated July 29, 2022, a Third Amendment to Amended and Restated Credit Agreement dated June 27, 2023, and a Fourth Amendment to Amended and Restated Credit Agreement dated June 24, 2024 (as it may be further amended or otherwise modified from time to time, the “Credit Agreement”), and is entitled to all of the benefits and security of the Credit Agreement. All of the terms, covenants, and conditions of the Credit Agreement and all other instruments evidencing or securing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full. This Note shall mature on June 30, 2025 unless extended in accordance with the terms and conditions set forth in Section 2.1(m) of the Credit Agreement (with such original maturity date, or such extended maturity date, if applicable, being herein referred to as the “Maturity Date”).

Interest shall accrue on the outstanding and unpaid principal balance of this Note at a variable rate equal to the Term SOFR Rate (as hereinafter defined and as it is adjusted from time to time) plus a margin of 2.50% (the “Margin”). As used herein, “Term SOFR Rate” means, as it changes from time to time, the 1-month forward looking term Secured Overnight Financing Rate as published by CME Group Benchmark Administration Limited (or any generally recognized successor method or means of publication) as of 12:00 p.m. on the first day of the month which constitutes a U.S. Government Securities Business Day, provided that if such rate is ever less than 0.10%, the Term SOFR Rate shall be deemed to be 0.10%. If for any reason the Term SOFR Rate is not published on that day, the Term SOFR Rate will be the Term SOFR Rate as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Rate was published by the Term SOFR Administrator The Term SOFR Rate is currently 5.327940% per annum, resulting in an initial interest rate applicable to this Note of 7.827940% per annum, which interest rate shall be adjusted as of the first U.S. Government Securities Business Day (as defined in the Credit Agreement) of each month based on the Term SOFR Rate, as of such date, plus the Margin, beginning July 1, 2024. The Term SOFR Rate is not necessarily the lowest rate charged by Bank on its loans. Bank will tell Borrower the current Term SOFR Rate upon Borrower’s request. The interest rate change on this Note will not occur more often than each month. If Bank determines, in its sole discretion, that the Term SOFR Rate has become unavailable or unreliable, either temporarily, indefinitely, or permanently, during the term of this Note, Bank may amend this Note by designating a substantially similar substitute index approved by the Federal Reserve Bank of New York or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto. Bank may also amend and add a positive or negative margin (percentage added to or subtracted from the substitute index value) as part of the rate determination. In making these amendments, Bank may take into consideration any then-prevailing market convention for selecting a substitute index and margin for the Term SOFR Rate. Such an amendment to the terms of this Note will become effective and bind Borrower sixty (60) days after Bank gives written notice to Borrower without any action or consent of

Borrower, unless the Term SOFR Rate will cease to be available prior to the end of such sixty (60) days, in which case, such amendment will be effective as of the date the Term SOFR Rate ceases to be available. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law

Interest hereunder shall be computed on the basis of actual days elapsed over the period of a 360-day year. Upon or after the occurrence and during the continuation of any Event of Default, the outstanding principal balance of this Note shall bear interest at the Default Rate until the principal balance of this Note is paid in full.

Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms, and conditions contained in this Note and the Credit Agreement.

The principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) Interest on the principal amount outstanding hereunder shall be payable on the first day of each month, beginning July 1, 2024, and on the first day of each succeeding month thereafter to and including the first day of the month in which the Maturity Date occurs.

(b) The principal amount of each individual Advance shall be repaid in full on the 270th day following the date on which such Advance was made, or on the 45th day following any Advance made under clause (iii) of Section 2.1(c) of the Credit Agreement (with each such date referred to as an “Advance Repayment Date”), provided that Borrower may extend any Advance Repayment Date (other than an Advance Repayment Date for any Advance made under clause (iii) of Section 2.1(c) of the Credit Agreement, which may not be extended) for up to three additional 90 day periods, but in no event later than the Revolving Loan Maturity Date, by providing Bank with a written request for such extension together with a principal payment of 5% of the original principal amount of the Advance for the first such extension, 10% of the original principal amount of the Advance for the second such extension, and 20% of the original principal amount of the Advance for the third such extension.

(c) Notwithstanding the Revolving Loan Maturity Date or any Advance Repayment Date, in the event any Financed Asset is included as collateral for a TOB Financing or TEBS Transaction or any other debt financing transaction undertaken by Borrower, the proceeds of the transaction shall be used to repay the Advance associated with such Financed Asset.

(d) On the Maturity Date, a principal payment equal to the entire outstanding principal balance hereof, together with any and all accrued interest thereon and any other amounts due hereunder or under the Credit Agreement shall be immediately due and payable.

Borrower shall make mandatory prepayments if required under the terms and conditions specified in the Credit Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Bank for the use, forbearance, or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.

The termination of the Credit Agreement in accordance with the terms of the Credit Agreement or the occurrence of an Event of Default shall entitle Bank, at its option, to declare the then outstanding principal balance and accrued interest hereon to be, and the same shall thereupon become, immediately due and payable without notice to or demand upon Borrower, all of which Borrower hereby expressly waives.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands, and consents in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and hereby consents to any extensions of time, renewals, releases of any party to or guarantor of this Note, waivers, and any other modifications that may be granted or consented to by Bank from time to time in respect of the time of payment or any other provision of this Note.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Bank in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Bank of any right or remedy preclude any other right or remedy. Bank, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower’s liability hereunder, Bank may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note is a restated version of the preexisting Revolving Note previously executed by Borrower in favor of Bank, and is given in exchange therefor and shall not constitute a cancellation of the principal amount (or unpaid accrued interest) of such note evidenced thereby.

This Note is secured by the Collateral described in the Credit Agreement.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Iowa without regard to conflict of law principles.

[The Remainder of this Page Intentionally Left Blank. Signature Page to Follow.]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized representative as of the date first above written.

Greystone Housing Impact Investors LP, a Delaware limited partnership, formerly known as America First Multifamily Investors, L.P.

By: /s/ Jesse A. Coury

Jesse A. Coury, Chief Financial Officer